EXHIBIT 10.B

Execution Copy

PURCHASE AND SALE AGREEMENT

By and Among

CIG Gas Supply Company,
Wyoming Gas Supply Inc.,
WIC Holdings Inc.,
El Paso Wyoming Gas Supply Company

And

Wyoming Interstate Company, Ltd.

November 1, 2005

i

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 1, 2005 (the “Effective Date”), is entered into by and among (a) CIG Gas Supply Company, a Delaware corporation (“WIC GP”), Wyoming Gas Supply Inc., a Delaware corporation (“WIC LP”, and collectively with WIC GP, the “Sellers”), (b) WIC Holdings Inc., a Delaware corporation (“CIG Sub 1”), El Paso Wyoming Gas Supply Company, a Delaware corporation (“CIG Sub 2”, and collectively with CIG Sub 1, the “Purchasers”).

W I T N E S S E T H:

WHEREAS, WIC GP is the sole general partner of Wyoming Interstate Company, Ltd., a Colorado limited partnership (“WIC”), and WIC LP is the sole limited partner of WIC; and

WHEREAS, subject to the terms and conditions set forth herein, Sellers desire to sell to the Purchasers, and the Purchasers desire to purchase from Sellers, the Sellers’ general and limited partnership interest in WIC; and

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CIG Sub 1” has the meaning set forth in the Preamble.

“CIG Sub 2” has the meaning set forth in the Preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Damages” means claims, liabilities, damages, penalties, judgments, assessments, losses, costs, expenses, including reasonable attorneys’ fees and expenses, incurred by the party seeking indemnification under this Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever, but does not include any restriction on transfer arising or existing under applicable securities laws.

“governing documents” means, with respect to any person, the certificate or articles of incorporation, by-laws, articles of organization, corporation agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person.

“Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing.

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body (including the NYSE) or self-regulatory authority, but does not include Environmental Laws.

“Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “Material Adverse Effect” or be or not be “reasonably expected to have a Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

“Partnership Agreement” is the Wyoming Interstate Company, Ltd. Limited Partnership Agreement, dated November 4, 1981.

“Partnership Purchase Price” has the meaning set forth in Section 2.1(b).

“subsidiary” means with respect to a specified person, any other person (a) that is a subsidiary as defined in Rule 405 of the Rules and Regulations under the Securities Act of such specified person and (b) of which such specified person or another of its subsidiaries owns beneficially more than 50% of the equity interests.

“WIC GP” has the meaning set forth in the Preamble.

“WIC LP” has the meaning set forth in the Preamble.

Section 1.2  Rules of Construction

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement,”“hereof,”“herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,”“includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
PURCHASE AND SALE

Section 2.1  Closing

(a)  Closing Date. The closing (the “Closing”) of the transactions contemplated under this Section 2.1 shall be held at the offices of the Purchasers at the El Paso Building, 1001 Louisiana St., Houston, Texas 77002 on the Effective Date. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(b)  Purchase and Sale of Partnership Interest. On the Closing Date (i) WIC GP hereby sells to CIG Sub 1, and CIG Sub 1 hereby purchases from WIC GP, all of WIC GP’s general partnership interest in WIC for an aggregate cash amount of $106,000,000 (the “Sub 1 Purchase Price”), and (ii) WIC LP hereby sells to CIG Sub 2 and CIG Sub 2 hereby purchases from WIC LP, all of WIC LP’s limited partnership interest in WIC for aggregate cash amount of $106,000,000 (the “Sub 2 Purchase Price”, and together with the Sub 1 Purchase Price, collectively the “Partnership Purchase Price”). Both WIC GP and WIC LP expressly approve and consent to the sale of the partnership interests to CIG Sub 1 and CIG Sub 2, respectively, and both agree to relieve the other from any further obligations under the Partnership Agreement.

(c)  Deliveries.

(i)  WIC GP hereby sells, transfers and conveys to CIG Sub 1 all of the general partnership interest, and CIG Sub 1 expressly accepts the general partnership interest and all obligations of WIC GP under the Partnership Agreement, and WIC LP, sells, transfers and conveys to CIG Sub 2 all of the limited partnership interest, and CIG Sub 2 expressly accepts the limited partnership interest and the obligations of WIC LP under the Partnership Agreement, in each case, the sale, transfer and conveyance of the partnership interest is free and clear of any Encumbrances; and

(ii)  the Purchasers shall pay, or cause to be paid, to: (a) WIC GP an amount in cash equal to the Sub 1 Purchase Price and (b) WIC LP an aggregate amount of cash equal to the Sub 2 Purchase Price.

(d)  Purchase Price Adjustment. Promptly after the Closing Date, each of the Sellers and Purchasers shall calculate the book value of each Seller’s investment (“Closing Date Book Value”) in WIC as of the Closing Date. In the event the Closing Date Book Value is greater than the book value of the applicable Seller’s investment in WIC on October 1, 2005 (“Initial Book Value”) then the applicable Purchaser will promptly pay to the applicable Seller the difference between the Closing Date Book Value and the Initial Book Value. In the event the applicable Seller’s Initial Book Value is greater than its Closing Date Book Value, then such Seller shall promptly pay to the applicable Purchaser the difference between the Initial Book Value and the Closing Date Book Value.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1  Representations and Warranties of Sellers

 Each of the Sellers jointly and severally represents and warrants to the Purchasers that:

(a)  Ownership, Etc. of Partnership Interest. Each Seller is the record or beneficial owner of the partnership interest listed across from the name of such Seller on Schedule 1 hereto (the “Sellers’ Interest”). Such Sellers’ Interest are the only equity interests owned (either beneficially or of record) by such Seller. Each Seller holds such Sellers’ Interest free and clear of all Encumbrances.

(b)  Authority. Each of the Sellers has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporation proceedings on the part of any of the Sellers are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)  Execution and Delivery. This Agreement has been duly executed and delivered by each of the Sellers and constitutes their respective legal, valid and binding obligation, enforceable against each of them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

Section 3.2  Representations and Warranties of the Purchasers Concerning the Transaction

Each of the Purchasers severally represents and warrants to the Sellers that:

(a)  Organization and Standing. Each Purchaser has been duly organized and is validly existing under the Laws of its jurisdiction of organization with full legal or corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted except where, individually or in the aggregate, the failure to be so organized or existing or to have such power or authority could not reasonably be expected to have a material adverse effect on the ability of such Purchaser to close the transactions contemplated under this Agreement. Each Purchaser is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except where, individually or in the aggregate, the failure to be so qualified could not reasonably be expected to have a material adverse effect on the ability of such Purchaser to close the transactions contemplated under this Agreement.

(b)  Authority and No Conflicts.

(i)  Each Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Purchaser and the consummation thereby of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(ii)  This Agreement has been duly executed and delivered by each Purchaser and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and by general principles of equity.

(iii)  Neither the execution and delivery of this Agreement by each Purchaser nor the performance by such Purchaser of its obligations hereunder and the completion of the transactions contemplated hereby, will:

(A)  conflict with, or violate any provision of, the governing documents of such Purchaser;

(B)  other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to close the transactions contemplated under this Agreement, violate or breach any Laws applicable to such Purchaser;

(C)  other than obtaining or making, as applicable, any other consents, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to close the transactions contemplated under this Agreement, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify or call any obligations or rights under any credit agreement, note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which such Purchaser is a party or by which such Purchaser or its property is bound or subject; or

(D)  except as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to close the transactions contemplated under this Agreement, result in the imposition of any Encumbrance upon or require the sale or give any person the right to acquire any of the assets of such Purchaser or restrict, hinder, impair or limit the ability of such Purchaser to carry on its business as and where it is now being carried on.

(c)  No Defaults. Neither Purchaser is in default under or in violation of, and there has been no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or violation of, or permit the termination of, any term, condition or provision of (i) its governing documents, (ii) any credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, permit, concession, easement or other instrument to which such Purchaser is a party or by which such Purchaser any of its property is bound or subject, except, in the case of clause (ii), for defaults, violations and terminations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of such Purchaser to close the transactions contemplated under this Agreement.

(d)  Brokerage and Finder’s Fee. Neither of the Purchasers, their affiliates nor any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of such Purchaser, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement for which any of the Sellers or their affiliates will be obligated.

ARTICLE IV
COVENANTS AND AGREEMENTS

Section 4.1  Commercially Reasonable Efforts; Further Assurances

Subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective such transactions.

Section 4.2  Expenses

All costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses.

Section 4.3  Indemnity Regarding Section 3.2 Representations and Covenants

Subject to the provisions of this Article IV, each Purchaser shall indemnify and hold harmless the Sellers and their respective affiliates from any and all Damages incurred by any such party or any of their respective affiliates in connection with the breach of a representation or warranty set forth in Section 3.2 or a covenant or agreement made by either of the Purchasers hereunder, provided, however, that the aggregate liability of each Purchaser shall not exceed an amount equal to one-half of the Partnership Purchase Price.

Section 4.4  Indemnity Regarding Section 3.1 Representations and Covenants

Subject to the provisions of this Article IV, each Seller shall indemnify and hold harmless the Purchasers and their respective affiliates from any and all Damages incurred by any such party or any of their respective affiliates in connection with the breach of a representation or warranty set forth in Section 3.1 or a covenant or agreement made by either of the Sellers hereunder, provided, however, that the aggregate liability of each Seller shall not exceed such Seller’s pro rata portion of the Partnership Purchase Price.

Section 4.5  Survival of Representations

The representations, warranties, covenants and agreements contained in this Agreement or made in any certificate or document delivered pursuant hereto shall survive the Closing regardless of any investigation made by the parties hereto and regardless of any knowledge acquired or capable of being acquired whether before or after the Closing Date.

Section 4.6  Exclusive Remedy

Except as set forth in Section 4.8, the parties agree that the indemnification provisions in this Article IV shall be the exclusive remedy of the parties with respect to breaches of representations and warranties and failures to perform covenants or agreements hereunder.

Section 4.7  General Limitation of Damages

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT AS SET FORTH IN SECTION 4.8, THE PURCHASERS AND THEIR AFFILIATES SHALL NOT BE LIABLE TO THE SELLERS AND THEIR AFFILIATES, NOR SHALL THE SELLERS AND THEIR AFFILIATES BE LIABLE TO THE PURCHASERS OR THEIR AFFILIATES, FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.8  No Waiver Relating to Claims for Fraud/Willful Misconduct

The liability of any party under this Article IV shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE V
MISCELLANEOUS

Section 5.1  Notices

Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute effective notice:

If to any Seller, addressed to:

El Paso Building
1001 Louisiana
Houston, Texas 77002
Attention: General Counsel
Telecopy: (713) 420-2813

If to any Purchaser, addressed to:

El Paso Building
1001 Louisiana
Houston, Texas 77002
Attention: General Counsel
Telecopy: (713) 420-2813

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 5.2  Governing Law; Jurisdiction; Waiver of Jury Trial

To the maximum extent permitted by applicable Law, the provisions of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each party thereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Texas (the “Texas Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

Section 5.3  Entire Agreement; Amendments and Waivers

This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 5.4  Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

Section 5.5  Severability

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 5.6  Execution

This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

CIG GAS SUPPLY COMPANY

By:	/s/ Daniel B. Martin
Name:	Daniel B. Martin
Title:	Senior Vice President

WYOMING GAS SUPPLY INC.

By:	/s/ Daniel B. Martin
Name:	Daniel B. Martin
Title:	Senior Vice President

WIC HOLDINGS INC.

By:	/s/ James J. Cleary
Name:	James J. Cleary
Title:	President

EL PASO WYOMING GAS SUPPLY COMPANY

By:	/s/ James J. Cleary
Name:	James J. Cleary
Title:	President

WYOMING INTERSTATE COMPANY LTD.
By:	CIG Gas Supply Company

By:	/s/ James J. Cleary
Name:	James J. Cleary
Title:	President

SCHEDULE 1

Name and Address of Unitholder	Partnership Interest
CIG GAS SUPPLY COMPANY: El Paso Building 1001 Louisiana Houston, Texas 77002 Attention: General Counsel	50% General Partner
WYOMING GAS SUPPLY INC.: El Paso Building 1001 Louisiana Houston, Texas 77002 Attention: General Counsel	50% Limited Partner